Exhibit 10.13

January 25, 2018

[Employee name]

[Employee address]

Dear [Employee]:

This letter (the “Retention Bonus Agreement”) provides terms regarding your eligibility for retention bonus compensation from OncoMed Pharmaceuticals, Inc. (“OncoMed”).

Retention Bonus Eligibility

If you remain actively employed with OncoMed in good standing through December 31, 2018 (the “Retention Period”), you will earn a retention bonus equal to $[insert], less applicable withholding taxes (for supplemental wages) and standard deductions for bonus payments (e.g., 401(k) contributions).  The retention bonus will be paid at approximately the same time as your regular paycheck for the payroll period ending December 31, 2018.

If your employment is terminated by OncoMed without Cause (as defined herein) prior to the end of the Retention Period, you will be eligible for the retention bonus in full if you deliver a general release of claims against OncoMed in a form acceptable to OncoMed that becomes effective and irrevocable within 60 days following your termination of employment.  Payment of such retention bonus shall be made on the first payroll date following the date your general release becomes effective and irrevocable.

“Cause” for purposes of this agreement shall mean:  You (i) fail to substantially perform your duties, as reasonably determined by OncoMed; (ii) engage in an act or omission which is in bad faith and to the detriment of OncoMed; or (iii) engage in misconduct or willful malfeasance, or engage in any act of dishonesty, moral turpitude, disclosure of OncoMed confidential information not required by your duties, commercial bribery, criminal act or perpetration of fraud.

“At Will” Employment

Employment with OncoMed is “at-will”.  This means that it is not for any specified period of time and can be terminated by you or by OncoMed at any time, with or without

800 Chesapeake Drive   Redwood City, CA 94063   Phone: 650-995-8200   Fax: 650-298-8600   www.oncomed.com

advance notice, and for any or no particular reason or cause.  It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as OncoMed’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in OncoMed’s sole discretion.  This “at-will” nature of your employment is unaffected by this Retention Bonus Agreement, and may not be changed, except in an express writing signed by you and an authorized officer or director of OncoMed.

Entire Agreement

This letter constitutes the complete agreement between you and OncoMed with respect to your eligibility for retention bonus compensation.  Any prior or contemporaneous representations (whether oral or written) contrary to or inconsistent with those contained in this letter are expressly cancelled and superseded by this offer.

Sincerely,

/s/ John Lewicki

John Lewicki, Ph.D.

Executive Vice President, Research and Development

I accept the above-described terms.

Dated: ___________________, 2018______________________________________Employee Signature

______________________________________

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Return signed agreement to Yvonne Li by FEBURARY 2, 2018